Exhibit 99.1

Synchronoss Technologies Reports Fourth Quarter and Full Year 2023 Results

Completes Strategic Transformation into a Pure-Play Cloud Company

Launches SoftBank Personal Cloud in Q4, Expanding Global Reach of Cloud Platform

Q4 Revenue of $41.4 Million Includes Year-Over-Year Cloud Growth and Exceeds Expectations

Company Reaffirms 2024 Guidance

BRIDGEWATER, NJ - March 12, 2024 - Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in personal Cloud platforms, today reported financial results for its fourth quarter ended December 31, 2023.

On October 31, 2023, the Company entered into an Asset Purchase Agreement to divest its Messaging and NetworkX businesses. As such, unless otherwise noted, all financial metrics herein represent continuing operations, except for the Consolidated Statements of Cash Flows, which are presented for the whole company.

During the fourth quarter of 2023 there was a change in the capital structure due to a reverse stock split, which decreased the number of common shares outstanding. The Company retroactively adjusted the computations of basic and diluted EPS for all periods presented on the Consolidated Statement of Operations.

Fourth Quarter and Recent Operational Highlights
•Exceeded the upper end of previously provided guidance ranges for 2023 revenue and adjusted EBITDA, delivering $164.2 million and $31.4 million, respectively. Additionally, the Company achieved positive net cash flow in 2023.
•Launched Synchronoss Personal Cloud as Anshin Data Box with SoftBank, further expanding the Company’s global footprint in the Japanese market and showcasing the adaptability and appeal of its Personal Cloud offerings in the global marketplace.
•Successfully executed on the strategic divestiture of the non-core Messaging and NetworkX businesses, realizing the Company’s transformation to exclusively focus on providing its industry-leading, high-margin personal Cloud solution to the global marketplace.
•Following the divestiture, the Company immediately removed $15 million in annualized FY 2024 costs from the go-forward Cloud business. These cost reductions not only enhance operational efficiency but also recalibrate the financial framework, setting a new profitability baseline with expectations of achieving gross margins greater than 75% and adjusted EBITDA margins surpassing 25% in 2024.
•Unveiled the new version of the “AI-powered” Personal Cloud Platform, which includes advanced features and capabilities that leverage artificial intelligence to enhance user experience and functionality.
•Appointed Kevin Rendino to the Board of Directors, bolstering the Company’s leadership team as a significant shareholder with deep financial and capital markets expertise.

Management Commentary
“As we reflect on 2023, Synchronoss has emerged with a clear strategic focus, a simplified financial profile, and more profitable, aligned operations, that are now exclusively dedicated to providing high-value Personal Cloud solutions to the global marketplace,” stated Jeff Miller, President and CEO of Synchronoss. “Our transformation, culminating with the divestiture of the Messaging and NetworkX businesses in the fourth quarter of 2023, positions us to leverage the high-margin nature of our Cloud business for enhanced cash flow generation. This milestone shift has streamlined our operations and solidified our foundation for growth and operational excellence moving forward.

“In 2024 we plan to capitalize on our strengths: enhancing subscriber growth with our Tier One customers and further innovating our Cloud solutions to deliver compelling value. These efforts, combined with our disciplined approach to cost management, pave the way for substantial financial progress. Our recent launch of Anshin Data Box, in collaboration with SoftBank, has exceeded initial expectations. This success further signifies the strength and adaptability of our Cloud offerings, and opens avenues for growth with current and potential partners worldwide. We also recently unveiled significant enhancements to our Synchronoss Personal Cloud platform, including AI-powered photo editing features, Enhanced Plans for tailored subscriber offerings, and a streamlined onboarding process. Our refined focus and strategic advancements have permeated our operations with a new level of efficiency and purpose, setting the stage for Synchronoss to grow as a distinguished leader in Cloud technologies.”

Key Performance Indicators ("KPIs")
•Cloud subscriber growth of approximately 9% continued the Company’s ongoing performance of year-over-year subscriber growth.
•Quarterly recurring revenue was 88.0% of total revenue, consistent with 89.5% of total revenue in the third quarter of 2023.

GAAP revenue breakdown by product is included below. Given the divestiture of the NetworkX and Messaging businesses in Q4 2023, such detailed revenue segmentation will become obsolete. Starting with the first quarter of 2024 results announcement, Synchronoss will cease providing this breakdown, reflecting its sole focus on Cloud:

	Q4 2023 vs Q4 2022
(in thousands)	Q4 2023 Revenue	Q4 2022 Revenue	% Increase/ (Decrease)	% of Total Revenue
Cloud	$40,972	$39,795	3.0%	99.0%
NetworkX	11	548	(98.0)%	—%
Messaging	419	909	(53.9)%	1.0%
Total	$41,402	$41,252		100.0%

Fourth Quarter 2023 Financial Results:
Results compare 2023 fiscal fourth quarter end (December 31, 2023) to 2022 fiscal fourth quarter end (December 31, 2022) unless otherwise indicated.

•Total revenue was $41.4 million, consistent with $41.3 million in the prior year period. The revenue performance was the result of growth in Cloud subscribers, offset by the expiration of legacy contracts recorded in fourth quarter of 2022 in the NetworkX and Messaging product sets.
•Gross profit increased 2.5% to $26.5 million (63.9% of total revenue) from $25.8 million (62.5% of total revenue) in the prior year period. Gross margins increased as a result of lower cost of revenues associated with a higher concentration of Cloud revenue to total revenue. This effect was partially offset by restructuring costs as well as increased depreciation and amortization associated with capitalized software development.
•Income (loss) from operations was $0.2 million, a significant improvement from a loss of $(5.8) million in the prior year period. This change was largely due to a $7.9 million reduction in selling, general and administrative expenses associated with the prior year adjustment to contingent consideration and the impact from the sale and product sunsetting of non-strategic assets in 2022. This was partially offset by $3.6 million in restructuring charges related to the divestiture in fourth quarter of 2023.
•Net loss was $(35.0) million, or $(3.56) per share, compared to $(15.9) million, or $(1.66) per share, in the prior year period. Net loss from continuing operations was $(11.8) million, or $(1.46) per share, compared to $(16.2) million, or $(1.92) per share, in the prior year period. Net loss from discontinued operations was

$(20.6) million, or $(2.10) per share, compared to net income of $2.5 million, or $0.26 per share, in the prior year period. The increase in net loss was primarily due to the loss on the divestiture of Messaging and NetworkX.
•Adjusted EBITDA (a non-GAAP metric reconciled below) increased 127% to $10.0 million (24.1% of total revenue) from $4.4 million (10.7% of total revenue) in the prior year period. The increase in adjusted EBITDA margin was primarily attributable to cost-saving initiatives executed throughout the year.
•Cash and cash equivalents were $24.6 million at December 31, 2023, compared to $17.6 million1 at September 30, 2023 and $21.9 million2 from continuing and discontinued operations at December 31, 2022. In Q4 2023, free cash flow was $(4.4) million and adjusted free cash flow was $1.4 million. For the full year, free cash flow improved to $(1.0) million from $(3.8) million in 2022, and adjusted free cash flow improved to $14.8 million from $6.1 million in 2022. The Company did not receive additional tax refunds during the period, leaving its remaining balance due at approximately $28 million, which is expected to be received in the coming quarters.
_________________________
1 Inclusive of $3.5 million cash from discontinued operations.
2 Inclusive of $3.6 million cash from discontinued operations.

Full Year GAAP revenue breakdown by product is included below. Given the divestiture of the NetworkX and Messaging businesses in Q4 2023, such detailed revenue segmentation will become obsolete. Starting with the first quarter of 2024 results announcement, Synchronoss will cease providing this breakdown, reflecting its sole focus on Cloud:

	2023 vs 2022
(in thousands)	Full Year 2023 Revenue	Full Year 2022 Revenue	Increase/ (Decrease)	% of Total Revenue
Cloud	$162,215	$163,331	(0.7)%	98.8%
NetworkX	790	7,214	(89.0)%	0.5%
Messaging	1,191	3,211	(62.9)%	0.7%
	$164,196	$173,756		100.0%

Full Year 2023 Financial Results:
Results compare 2023 fiscal year end (December 31, 2023) to 2022 fiscal year end (December 31, 2022) unless otherwise indicated.

•Total revenue decreased (5.5)% to $164.2 million from $173.8 million in the prior year. The change in full-year revenue was primarily due to the expected runoff of deferred revenue recognized in the first half of 2022 and revenue recognized from the DXP and Activation assets prior to their divestiture in 2022. The decrease in revenue was partially offset by continued Cloud subscriber growth and professional services associated with the launch of SoftBank.
•Gross profit decreased (7.6)% to $105.8 million (64.4% of total revenue) from $114.5 million (65.9% of total revenue) in the prior year, due to deferred revenue run-off in the first half of the prior year and a legacy product sunsetting in 2022. An upturn in gross profit and margins was observed in the latter half of 2023, driven by a growing share of Cloud revenue, indicating an improving trend in gross margin and profit performance following the strategic shift away from legacy products.
•(Loss) income from operations was $(10.6) million compared to $0.3 million in 2022. The increase in operating loss was primarily the result of the changes in revenue, restructuring expenses, and impairments on a note receivable in the third quarter of the current year. Cost-saving initiatives executed throughout the year provided a partial offset.
•Net loss was $(64.5) million, or $(6.62) per share, compared to $(17.5) million, or $(1.81) per share, in the prior year. Net loss from continuing operations was $(4.52) per share, compared to $(1.71) in the prior year. Net loss from discontinued operations was $(2.10) per share, compared to $(0.10) per share in the prior year. The increase in net loss was primarily due to the lower revenue, changes in non-cash foreign exchange, the aforementioned impairment, and the loss from the sale of Messaging and NetworkX.

•Adjusted EBITDA (a non-GAAP metric reconciled below) increased 13% to $31.4 million (19.1% of total revenue) from $27.7 million (15.9% of total revenue) in the prior year. The increase in adjusted EBITDA margin was primarily attributable to cost-saving initiatives executed throughout the year.

Financial Commentary
CFO Lou Ferraro added: “The fourth quarter underscored the effectiveness of our strategic refocus, as evidenced by our adjusted EBITDA climbing to $10.0 million and improved margins. This performance highlights the strong profitability profile of our standalone Cloud business. Our streamlined operating model is expected to have recurring revenue account for approximately 90% of total revenue in 2024, leading to enhanced revenue and cash flow predictability. Coupled with the expected $28 million tax refund later this year, these factors are set to significantly boost our cash flow generation in 2024, building from the improvements we already made in 2023.”

2024 Financial Outlook
Synchronoss anticipates the continuation of positive trends it experienced with its customers throughout 2023. Coupled with its recent addition of SoftBank, the expiry of certain payment obligations and removal of other general costs in Q1, and the superior revenue to cash conversion capabilities of Cloud as a standalone business, Synchronoss is expecting net cash flow to be at least $10 million for 2024.

The Company expects Cloud subscriber growth to be in the high-single-digit to low-double-digit range throughout 2024.

For the fiscal year ending December 31, 2024, the Company expects GAAP revenue to range between $170.0 million and $175.0 million, consistent with the previously communicated range of 5-8% growth.

The Company expects adjusted EBITDA to range between $42.0 million and $45.0 million in 2024, consistent with the previously communicated margin range.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures." With respect to forward looking statements related to adjusted EBITDA, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K and has not provided a quantitative reconciliation of forecasted adjusted EBITDA to forecasted GAAP net income (loss) attributable to Synchronoss or to forecasted GAAP income (loss) from operations, before taxes, within this earnings release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, other income, other expense, (provision) benefit for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, gain (loss) on divestitures, net (loss) income attributable to redeemable noncontrolling interests.

Conference Call
Synchronoss will hold a conference call today, March 12, 2024, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Synchronoss management will host the call, followed by a question-and-answer period.

Registration Link: Click here to register:
https://register.vevent.com/register/BI3fcbf12015cb42d3a710991b662b0791

Please register online at least 10 minutes prior to the start time. Upon registration, the webcast platform will provide dial-in numbers and a unique access code. If you have any difficulty with registration or connecting to the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here:
https://edge.media-server.com/mmc/p/sey6qhux/ and via the Investor Relations section of Synchronoss' website at www.synchronoss.com.

Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP although this non-GAAP financial information is derived from numbers that have been prepared in accordance with GAAP. This information includes historical non-GAAP revenues, adjusted gross profit, adjusted gross margin, adjusted EBITDA, effective tax rate, non-GAAP net income (loss) attributable to Synchronoss, diluted non-GAAP net income (loss) per share, free cash flow, invoiced cloud revenue and adjusted free cash flow (which excludes cash payments and receipts related to non-core business activities). The Company believes that the exclusion of non-routine cash-settled expenses, such as Litigation and Remediation costs (net) and Restructuring costs in the calculation of adjusted free cash flow which do not correlate to the operation of its business, provide for more useful period-to-period comparisons of the Company’s results. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above add back fair value stock-based compensation expense, acquisition-related costs, restructuring, transition and cease-use lease expense, litigation, remediation and refiling costs and depreciation and amortization, interest income, interest expense, loss (gain) on divestitures, other (income) expense, provision (benefit) for income taxes, and net loss (income) attributable to noncontrolling interests, and preferred dividends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. Investors are encouraged to also review the Balance Sheet, Statement of Operations, and Statement of Cash Flow. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

Forward-Looking Statements

This press release includes statements concerning Synchronoss and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of federal securities law. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, though not always made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “will,” “seek,” “estimate,” “project,” “projection,” “annualized,” “strive,” “goal,” “target,” “outlook,” “aim,” “expect,” “plan,” “anticipate,” “intends,” “believes,” “potential” or “continue” or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are based on current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations, any of which, by their nature, are uncertain and beyond our control. Accordingly, we caution you that any such forward looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward looking statements. Except as otherwise indicated, these forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks relating to the Company’s ability to sustain or increase revenue from its larger customers and generate revenue from new customers, the Company’s expectations regarding expenses and revenue, the sufficiency of the Company’s cash resources, the impact of legal proceedings involving the Company, including the litigation by the Securities and Exchange Commission against certain former employees of the Company described in the Company’s most recent SEC filings, and other risks and factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, expected to be filed with the SEC in the fourth quarter of 2023. The company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR), a global leader in personal Cloud solutions, empowers service providers to establish secure and meaningful connections with their subscribers. Our SaaS Cloud platform simplifies onboarding processes and fosters subscriber engagement, resulting in enhanced revenue streams, reduced expenses, and faster time-to-market. Millions of subscribers trust Synchronoss to safeguard their most cherished memories and important digital content. Explore how our Cloud-focused solutions redefine the way you connect with your digital world at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gateway-grp.com

-Financial Tables to Follow-

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$24,572	$18,310
Accounts receivable, net	23,477	31,685
Operating lease right-of-use assets	14,791	20,106
Goodwill	183,908	182,259
Other assets	63,589	68,682
Assets of discontinued operations	—	77,030
Total assets	$310,337	$398,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$46,602	$54,014
Deferred revenues	1,095	1,948
Debt, non-current	136,215	134,584
Operating lease liabilities, non-current	23,593	29,145
Other liabilities	4,898	3,161
Liabilities of discontinued operations	—	26,275
Preferred stock	58,802	68,348
Redeemable noncontrolling interest	12,500	12,500
Stockholders’ equity	26,632	68,097
Total liabilities and stockholders’ equity	$310,337	$398,072

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022	2021
Net revenues	$41,402	$41,252	$164,196	$173,756	$189,342
Costs and expenses:
Cost of revenues[1]	10,292	11,999	42,218	46,500	60,160
Research and development	11,243	11,672	46,565	49,598	59,811
Selling, general and administrative	11,709	19,578	65,216	61,153	74,219
Restructuring charges	3,622	—	4,013	1,443	3,684
Depreciation and amortization	4,352	3,827	16,830	14,756	17,231
Total costs and expenses	41,218	47,076	174,842	173,450	215,105
Income (loss) from operations	184	(5,824)	(10,646)	306	(25,763)
Interest income	56	226	426	453	38
Interest expense	(3,566)	(3,508)	(13,963)	(13,639)	(6,411)
Gain on sale of DXP	—	—	—	2,549	—
Other (expense) income, net	(6,341)	(6,897)	(5,128)	3,553	(4,916)
Loss from continuing operations, before taxes	(9,667)	(16,003)	(29,311)	(6,778)	(37,052)
(Provision) benefit for income taxes	(2,138)	(181)	(4,743)	59	8,787
Net loss from continuing operations	(11,805)	(16,184)	(34,054)	(6,719)	(28,265)
Discontinued operations:
Net (loss) income from discontinued operations, before taxes	(2,424)	2,498	(2,200)	921	6,777
Loss on divestiture	(16,382)	—	(16,382)	—	—
(Provision) benefit for income taxes	(1,832)	—	(1,935)	(1,918)	(1,610)
Net (loss) income from discontinued operations, net of taxes	(20,638)	2,498	(20,517)	(997)	5,167
Net loss	(32,443)	(13,686)	(54,571)	(7,716)	(23,098)
Net income (loss) attributable to redeemable noncontrolling interests	26	56	36	(200)	156
Preferred stock dividend	(2,584)	(2,297)	(10,007)	(9,552)	(35,509)
Net loss attributable to Synchronoss	$(35,001)	$(15,927)	$(64,542)	$(17,468)	$(58,451)
Earnings (loss) per share:
Basic:
Net loss from continuing operations	$(1.46)	$(1.92)	$(4.52)	$(1.71)	$(8.76)
Net (loss) income from discontinued operations	(2.10)	0.26	(2.10)	(0.10)	0.71
Basic	$(3.56)	$(1.66)	$(6.62)	$(1.81)	$(8.05)
Diluted:
Net loss from continuing operations	$(1.46)	$(1.92)	$(4.52)	$(1.71)	$(8.76)
Net (loss) income from discontinued operations	(2.10)	0.26	(2.10)	(0.10)	0.71
Diluted	$(3.56)	$(1.66)	$(6.62)	$(1.81)	$(8.05)
Weighted-average common shares outstanding:
Basic	9,822	9,606	9,745	9,626	7,263
Diluted	9,822	9,606	9,745	9,626	7,263
_________________________________
1    Cost of revenues excludes depreciation and amortization which are shown separately.

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Twelve Months Ended December 31,
	2023	2022	2021
Net loss from continuing operations	$(34,054)	$(6,719)	$(28,265)
(Loss) income from discontinued operations, net of income taxes	(20,517)	(997)	5,167
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash items	61,516	39,919	47,570
Changes in operating assets and liabilities	11,884	(14,844)	(19,527)
Net cash provided by operating activities	18,829	17,359	4,945

Investing activities:
Purchases of fixed assets	(1,302)	(1,408)	(1,521)
Purchases of intangible assets and capitalized software	(18,572)	(19,758)	(22,972)
Other investing activities	23,674	8,000	550
Net cash provided by (used in) investing activities	3,800	(13,166)	(23,943)

Net cash (used in) provided by financing activities	(19,979)	(13,276)	16,188
Effect of exchange rate changes on cash	1	(500)	643
Net increase (decrease) in cash and cash equivalents	2,651	(9,583)	(2,167)

Beginning cash and cash equivalents from continuing operations	18,310	29,336	31,679
Beginning cash and cash equivalents from discontinued operations	3,611	2,168	1,992
Beginning cash and cash equivalents	21,921	31,504	33,671
Ending cash and cash equivalents from continuing operations	24,572	18,310	29,336
Ending cash and cash equivalents from discontinued operations	—	3,611	2,168
Ending cash and cash equivalents	$24,572	$21,921	$31,504

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$41,402	$41,252	$164,196	$173,756
Less: Cost of revenues	10,292	11,999	42,218	46,500
Less: Restructuring[1]	654	—	746	61
Less: Depreciation and Amortization[2]	4,002	3,452	15,446	12,676
Gross Profit	26,454	25,801	105,786	114,519

Add / (Less):
Stock-based compensation expense	(105)	78	109	249
Restructuring, transition and cease-use lease expense	755	57	1,389	319
Depreciation and Amortization[2]	4,002	3,452	15,446	12,676
Adjusted Gross Profit	$31,106	$29,388	$122,730	$127,763
Adjusted Gross Margin	75.1%	71.2%	74.7%	73.5%
_________________________________
1    Amounts associated with cost of revenues.
2    Depreciation and Amortization contains a reasonable allocation for expenses associated with cost of revenues.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
GAAP Net loss attributable to Synchronoss	$(35,001)	$(15,927)	$(64,542)	$(17,468)
Less: Net loss (income) from discontinued operations, net of taxes	20,638	(2,498)	20,517	997
GAAP Net loss attributable to Synchronoss excluding discontinued operations	(14,363)	(18,425)	(44,025)	(16,471)
Add / (Less):
Stock-based compensation expense	501	546	4,389	4,463
Restructuring, transition and cease-use lease expense	4,140	324	7,701	2,844
Amortization expense	537	2,448	5,087	9,916
Litigation, remediation and refiling costs, net	807	1,892	6,804	1,665
Non-GAAP Net (loss) income attributable to Synchronoss	(8,378)	(9,577)	(13,727)	6,055
Non-GAAP Net (loss) income per share:
Basic	$(0.85)	$(1.00)	$(1.41)	$0.63
Diluted	$(0.85)	$(1.00)	$(1.41)	$0.60
Weighted-average shares outstanding:
Basic	9,822	9,606	9,745	9,626
Diluted	9,822	9,606	9,745	10,095
_________________________________
1    Amortization from acquired intangible assets.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended					Twelve Months Ended
	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022

Net (loss) income attributable to Synchronoss	$(35,001)	$(5,171)	$(10,979)	$(13,391)	$(15,927)	$(64,542)	$(17,468)
Add / (Less):
Stock-based compensation expense	501	1,037	1,392	1,459	546	4,389	4,463
Restructuring, transition and cease-use lease expense	4,140	203	2,642	716	324	7,701	2,844
STIN Note receivable impairment	—	4,834	—	—	—	4,834	—
Change in contingent consideration	—	824	659	—	3,638	1,483	3,638
Litigation, remediation and refiling costs, net	807	1,654	2,384	1,959	1,892	6,804	1,665
Net loss (income) from discontinued operations, net of taxes	4,256	(1,763)	49	1,593	(2,498)	4,135	997
Loss on sale of discontinued operations	16,382	—	—	—	—	16,382	—
Depreciation and amortization	4,352	4,482	4,064	3,932	3,827	16,830	14,756
Interest income	(56)	(149)	(127)	(94)	(226)	(426)	(453)
Interest expense	3,566	3,482	3,461	3,454	3,508	13,963	13,639
Gain on sale of DXP business	—	—	—	—	—	—	(2,549)
Other expense (income), net	6,341	(4,456)	268	2,975	6,897	5,128	(3,553)
Provision (benefit) for income taxes	2,138	1,778	(217)	1,044	181	4,743	(59)
Net (income) loss attributable to noncontrolling interests	(26)	18	(14)	(14)	(56)	(36)	200
Preferred dividend	2,584	2,474	2,475	2,474	2,297	10,007	9,552
Adjusted EBITDA (non-GAAP)	$9,984	$9,247	$6,057	$6,107	$4,403	$31,395	$27,672

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Cash provided by (used in) operating activities	$(407)	$6,281	$18,829	$17,359
Add / (Less):
Capitalized software	(3,912)	(4,508)	(18,572)	(19,758)
Property and equipment	(73)	(387)	(1,302)	(1,408)
Free Cashflow	(4,392)	1,386	(1,045)	(3,807)
Add: Litigation and remediation costs, net	3,914	1,593	11,523	4,296
Add: Restructuring	1,889	1,076	4,292	5,654
Adjusted Free Cashflow	$1,411	$4,055	$14,770	$6,143

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
GAAP Cloud Revenue	$40,972	$39,795	$162,215	$163,331
Increase / (Decrease) Change in Deferred Revenue	932	999	(75)	(6,661)
(Increase) / Decrease: Change in Unbilled Receivables & Contract Assets	2,901	583	10,955	(4,123)
Invoiced Cloud Revenue	$44,805	$41,377	$173,095	$152,547

Invoiced Cloud Revenue is defined as GAAP revenue for Cloud disaggregated revenue stream, plus the period change in deferred revenue balance related to the Cloud revenue stream, less the period change in Unbilled Receivables and Contract Assets balance related to the Cloud revenue stream.